Exhibit 99.1
                                  Press Release

                          UCI MEDICAL AFFILIATES, INC.
                 REPORTS FIRST QUARTER FISCAL YEAR 2008 RESULTS

Columbia, SC - February 13, 2008 - UCI Medical Affiliates, Inc. (OTC Bulletin
Board: UCIA) announced today that revenue for the quarter ended December 31, 2007 increased seven percent to $18,259,000 from $17,043,000 for the quarter ended December 31, 2006.

The Company reported pretax net income of $381,000 or $.04 per share for the quarter ended December 31, 2007, as compared to $1,356,000 or $.14 per share for the quarter ended December 31, 2006. The Company reported net income of $230,000 or $.02 per share for the quarter ended December 31, 2007, as compared to $844,000 or $.09 per share for the quarter ended December 31, 2006.

"UCI has produced another solid quarter, particularly in the face of a deteriorating economy. Our 59 offices produced revenue growth of seven percent, though our margins decreased as an expected result of this growth," said D. Michael Stout, M.D., President and Chief Executive Officer. "We take great pride in our enhanced position as the premier medical care delivery organization in South Carolina."

The Company's December 31, 2007 balance sheet reflects total assets of $30,507,000 as compared to $30,722,000 at September 30, 2007 while stockholders' equity at December 31, 2007 was $18,101,000 as compared to $17,871,000 at September 30, 2007.

 "With the opening of our Carolina Forest office in November, we now have seven offices in the Grand Strand region," said Jerry F. Wells, Jr., CPA, Executive Vice President and Chief Financial Officer. "We are also pleased to announce the recent opening of our Florence office, which is allowing us to expand our services to reach even more patients in South Carolina."

UCI Medical Affiliates, Inc. provides non-medical management and administrative services for freestanding medical centers, which operate as Doctors Care, Progressive Physical Therapy Services, Luberoff Pediatrics and Carolina Orthopedic and Sports Medicine providing family care, urgent care, and occupational healthcare in 58 offices in South Carolina and one in Knoxville, Tennessee.

Certain of the statements contained in this Report on Form 10-Q that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We caution readers of this Form 10-Q that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Although our management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, we have no assurance that actual results will not differ materially from their expectations. Factors that could cause actual results to differ from expectations include, among other things, (1) the difficulty in controlling our costs of providing healthcare and administering our network of centers; (2) the possible negative effects from changes in reimbursement and capitation payment levels and payment practices by insurance companies, healthcare plans, government payors and other payment sources; (3) the difficulty of attracting primary care physicians; (4) the increasing competition for patients among healthcare providers; (5) possible government regulations negatively impacting our existing organizational structure; (6) the possible negative effects of prospective healthcare reform; (7) the challenges and uncertainties in the implementation of our expansion and development strategy; (8) the dependence on key personnel; (9) adverse conditions in the stock market, the public debt market, and other capital markets (including changes in interest rate conditions); (10) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a reduced demand for practice management services; (11) the demand for our products and services; (12) technological changes; (13) the ability to increase market share; (14) the adequacy of expense projections and estimates of impairment loss; (15) the impact of change in accounting policies by the Securities and Exchange Commission; (16) unanticipated regulatory or judicial proceedings; (17) the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; (18) other factors described in this report and in our other reports filed with the Securities and Exchange Commission; and (19) our success at managing the risks involved in the foregoing.

Contact: Jerry F. Wells, Jr., CPA, Executive Vice President and Chief Financial Officer
                  UCI Medical Affiliates, Inc.
                  4416 Forest Drive
                  Columbia, South Carolina  29206
                  (803) 782-4278     www.DoctorsCare.com